Consent of Independent Certified Public Accountants

We have issued our report dated June 4, 2012 with respect to the consolidated financial statements of Unified Payments, LLC as of December 31, 2011 and for the year then ended which are incorporated by reference in this Registration Statement and Prospectus of Net Element International, Inc. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

August 8, 2013